POWER EXCHANGE AGREEMENT                                      EXHIBIT 10.117

This POWER EXCHANGE AGREEMENT (this "Agreement"), dated as of September 27, 1995, is made by and between Puget Sound Power & Light Company ("Puget") and British Columbia Power Exchange Corporation ("Powerex"). Each of Puget and Powerex is sometimes referred to in this Agreement as "Party"; both of Puget and Powerex are sometimes referred to in this Agreement as "Parties."

RECITALS

    A. Puget is engaged in negotiations with the Bonneville Power Administration ("BPA") concerning the acquisition by Puget of rights, acceptable to Puget, to a share of the transfer capability of BPA's Westside Northern Intertie (as defined below). The acquisition of such rights would enable Puget to transfer power and energy generated in Canada to points in the United States.

    B. Contemporaneously with or following Puget's acquisition of a share of the transfer capability of the Westside Northern Intertie, each of Puget and Powerex desires to exchange power and energy with the other subject to the terms and provisions of this Agreement.

AGREEMENTS

    The Parties, therefore, agree as follows:

    1.     Definitions

    The following terms used in this Agreement have the respective meanings set forth below:

    (a) "Agreement," "Puget," "Powerex," "Party," "Parties" and "BPA" have the meanings set forth above.

    (b) "Annual Shortage" means, with respect to each Year, the amount (expressed in megawatt-hours) by which the Delivery Amount for such Year exceeds the amount of power and energy made available by Powerex to Puget pursuant to paragraph 3(a) at the Powerex Point of Delivery during such Year.

    (c) "B.C. Hydro" means British Columbia Hydro and Power Authority or its successors.

    (d) "Delivery Amount" means (i) for any Year that is an entire calendar year, 1,200,000 megawatt-hours of power and energy; (ii) for any Year that is less than an entire calendar year, "Delivery Amount" means 1,200,000 megawatt-hours of power and energy prorated on a daily basis at a rate of delivery of 3,288 megawatt-hours per day; (iii) if prior to the midpoint of any Year Puget's share of the rated transfer capability of the Westside Northern Intertie is, pursuant to the Westside Northern Intertie Agreement, less than 300 megawatts in a north-to-south direction, "Delivery Amount" means 1,200,000 megawatt-hours of power and energy (prorated as provided in clause (ii) of this paragraph 1(d)) multiplied by a fraction, the numerator of which is an amount (expressed in megawatts) equal to Puget's then-current share of the rated transfer capability of the Westside Northern Intertie and the denominator of which is an amount equal to 300 megawatts; and (iv) for any Year in which notice has been delivered pursuant to paragraph 3(h), "Delivery Amount" means 1,200,000 megawatt-hours of power and energy prorated on a daily basis at a rate of delivery of 3,288 megawatt-hours per day and calculated on the basis of the number of days elapsed prior to the delivery of such notice.

    (e) "Effective Date" means the date by which the term of this Agreement commences pursuant to paragraph 2(a).

    (f) "Electric Disturbance" means any sudden, unexpected, changed or abnormal electric condition, originating in or transmitted through B.C. Hydro's electric system, Powerex's electric system (if any) or Puget's electric system, which causes damage or interruption of service.

    (g)    "Event of Default" means either of the following:

           (i) a material breach or material default in performance of this Agreement by Powerex, which breach or default has continued for a period in excess of thirty (30) days after Puget has notified Powerex in writing that such breach or default will, unless corrected within such thirty (30) day period, constitute an Event of Default entitling Puget pursuant to Section 2(c) to terminate this Agreement; or

           (ii) a material breach or material default in performance of this Agreement by Puget, which breach or default has continued for a period in excess of thirty (30) days after Powerex has notified Puget in writing that such breach or default will, unless corrected within such thirty (30) day period, constitute an Event of Default entitling Powerex pursuant to Section 2(c) to terminate this Agreement.

    (h) FERC" means the Federal Energy Regulatory Commission of the United States or its regulatory successors.

           (i) "Herein," "hereof" and "hereto," whenever used in this Agreement, mean or refer to the whole of this Agreement and not to any particular part or provision of this Agreement.

    (j) "Powerex Point of Delivery" means a point on the United States-Canada border at or near Blaine, Washington, at which the electric facilities of B.C. Hydro and the Westside Northern Intertie are connected.

    (k) "Prudent Utility Practice" means any of the practices, methods and acts which:

           (i) when engaged in, have previously been engaged in or approved by a significant portion of the electric utility industry; or

           (ii) in the exercise of reasonable judgment considering the facts known when engaged in, could have been expected to accomplish the desired result at a reasonable cost consistent with applicable law, reliability, safety, efficiency and expedition.

Prudent Utility Practice is not limited to the optimum practice, method or act, but rather is a spectrum of possible practices, methods or acts.

    (l)    "Puget Point of Delivery" means any point:

           (i) on Puget's electric system (excluding any facilities and capacity rights with respect to the Pacific Northwest AC Intertie) requested in writing by Powerex at which:


                (A) Puget has rights to deliver power to be exchanged pursuant to this Agreement;

                (B) Puget has, in Puget's determination, sufficient capacity available on the facilities at such point to deliver power to be exchanged pursuant to this Agreement; and

                (C) Puget's transmission facilities are connected with the transmission facilities of another scheduling utility that has its own control area;
     or
           (ii) not on Puget's electric system, but designated by Puget as a Puget Point of Delivery pursuant to paragraph 3(f).

Some or all of the Puget Points of Delivery as of the date of this Agreement are identified in Exhibit A to this Agreement.

    (m) "Term" means the period commencing on the Effective Date and ending as contemplated in paragraph 2(b).

    (n) "Westside Northern Intertie" means BPA's two 500 kilovolt transmission lines between BPA's Custer Substation and the United
States-Canada border, BPA's Monroe-Custer #2 500 kilovolt transmission line and the substation facilities related to each of such 500 kilovolt transmission lines.

    (o) "Westside Northern Intertie Agreement" has the meaning set forth in paragraph 2(a).

    (p) "Working Day" means any day which both Powerex and Puget observe as a regular working day.

    (q) "Year" means, as the context may require, (i) any entire calendar year during the Term and (ii) the period commencing on the Effective Date and ending at 2400 hours on December 31, 1995, and (iii) the period commencing at 0000 hours on January 1, 2005, and ending at 2400 hours on the tenth (10th) anniversary of the Effective Date; PROVIDED, that if the Term is terminated pursuant to this Agreement earlier than the tenth (10th) anniversary of the Effective Date, then the last Year of the Term shall be the period commencing at 0000 hours on January 1 of such Year and ending at 2400 hours on the date on which the Term is so terminated.

    2.     Term and Termination

    (a) The term of this Agreement shall commence at 2400 hours on the latest of (i) the date of execution and delivery of this Agreement, (ii) the date by which the agreement between Puget and BPA, pursuant to which Puget acquires rights satisfactory to Puget to a share of the transfer capability of the Westside Northern Intertie (the "Westside Northern Intertie Agreement"), becomes effective in accordance with its terms, (iii) the date by which this Agreement has been approved, accepted for filing, or otherwise permitted to become effective by FERC; PROVIDED, that if FERC approves or accepts for filing this Agreement or otherwise permits this Agreement to become effective with any change or new condition, this Agreement shall not be or become effective unless both of the Parties have agreed in writing, and until the date by which both of the Parties have so agreed, to such change or new condition, and (iv) the date by which Powerex's board of directors has approved the provisions of this Agreement. Puget shall notify Powerex in writing of the date referred to in clause (ii) of this paragraph promptly following Puget's obtaining the rights described in such clause (ii).
Powerex shall notify Puget in writing of the date referred to in clause (iv) of this paragraph promptly following Powerex's obtaining the approval described in such clause (iv). If Powerex's board of directors does not approve the provisions of this Agreement prior to October 20, 1995, then either Puget or Powerex may deliver written notice to the other Party that this Agreement is to be void ab initio, and upon receipt of such notice this Agreement shall be void ab initio and of no force or effect.

    (b) Unless earlier terminated pursuant to the terms hereof, the term of this Agreement shall continue in effect until 2400 hours on the tenth
(10th) anniversary of the Effective Date.

    (c) Upon the occurrence of an Event of Default, Puget or Powerex, whichever is non-breaching or non-defaulting (as the case may be), may terminate the Term by giving the other Party written notice of such termination. Such termination shall be effective upon receipt of such notice by such other Party. The Party terminating this Agreement pursuant to this paragraph 2(c) shall incur no liability (whether for loss of profits, loss of revenues or otherwise) to the other Party or to any other person or entity on account of such termination.

    (d) The termination of the Term pursuant to the terms hereof shall serve automatically to terminate the Term and any tariff, rate and rate schedule (i) comprised by or which incorporates this Agreement or (ii) which is for service required to be offered as a result of this Agreement. If no regulatory filing is required to effectuate termination of service under this Agreement, no filing shall be required to be made for this purpose and each Party hereby waives any right it may have to request or require that any regulatory filing, beyond the initial filing of this Agreement with FERC, shall be made to effectuate any termination of the Term or of this Agreement (or any service pursuant to this Agreement). If a regulatory filing is required to effectuate such termination, each Party hereby waives any right it may have to request or to have any termination of the Term or of this Agreement (or any service pursuant to this Agreement) denied, conditioned, suspended or otherwise deferred.

    (e) All rights and remedies of either Party under this Agreement and at law and in equity shall be cumulative and not mutually exclusive and the exercise of one right or remedy shall not be deemed a waiver of any other right or remedy. Except as expressly otherwise provided in this Agreement, nothing contained in any provision of this Agreement shall be construed to limit or exclude any right or remedy of either Party (arising on account of the breach or default by the other Party or otherwise) now or hereafter existing under any other provision of this Agreement, at law or in equity. The Parties agree that a Party not in breach or default under this Agreement may seek specific performance from the other Party of any and all obligations required or provided for under this Agreement.

    3.     Exchange of Power and Energy

    (a) Subject only to paragraphs 3(c), 3(d), 3(h), 4 and 7(a), Powerex shall, during each Year, make available to Puget at the Powerex Point of Delivery an amount of power and energy up to the Delivery Amount.

    (b) Subject to paragraphs 3(h) and 7(a), Puget shall, during each hour of the Term, make available to Powerex at a Puget Point of Delivery an amount of power and energy equal to the amount of power and energy requested by Powerex (pursuant to paragraph 4) to be made available by Puget at such Puget Point of Delivery during such hour; provided, that Puget shall not be obligated pursuant to this paragraph 3(b) to make available at any and all Puget Points of Delivery during any hour any amount of power and energy
(i) that exceeds the amount of power and energy actually made available to Puget by Powerex, pursuant to this Agreement, at the Powerex Point of Delivery during such hour or (ii) to the extent that doing so would be contrary to Prudent Utility Practice.

    (c) If Puget determines that for any hour Puget's available share of the transfer capability (expressed in megawatts) of the Westside Northern Intertie during such hour is less than the megawatt amount of power and energy that Powerex would otherwise make available to Puget at the Powerex Point of Delivery pursuant to paragraphs 3(a) and 4, then, without limiting the provisions of paragraph 5, Powerex shall not be obligated pursuant to paragraph 3(a) to, and Powerex shall not pursuant to paragraph 3(a), make available to Puget during such hour the amount of power and energy that exceeds such available Puget share of the transfer capability of the Westside Northern Intertie (as determined by Puget) during such hour.

    (d) If Puget determines that for any hour the available transfer capability of any Puget Point of Delivery requested by Powerex (pursuant to paragraph 4) for such hour (i) is less than the amount of power and energy that Powerex has requested (pursuant to paragraph 4) Puget to make available to Powerex at such Puget Point of Delivery or (ii) would be contrary to Prudent Utility Practice, then, without limiting the provisions of paragraph 5, Powerex shall not be obligated pursuant to paragraph 3(a) to, and Powerex shall not pursuant to paragraph 3(a), make available to Puget during such hour the amount of power and energy that exceeds such available transfer capability of such Puget Point of Delivery (as determined by Puget) during such hour.

    (e) Puget shall, at the written request of Powerex, notify Powerex of the transfer capability anticipated by Puget to be available at any Puget Point of Delivery during the period of time (up to one month) specified in such request. Puget shall provide such notification to Powerex within one month following receipt of such request therefor. Puget shall determine the anticipated available transfer capability of such Puget Point of Delivery in a reasonable manner.

    (f) Powerex may request in writing that any point not on Puget's electric system, but to which Puget has contractual or other rights to deliver power and energy (e.g., BPA's John Day Substation), be designated by Puget as a Puget Point of Delivery pursuant to this Agreement. Subject to the other provisions of this Agreement, Puget shall use reasonable efforts to accommodate such request and to designate such point as a Puget Point of Delivery. Nothing in this paragraph is intended to limit any other provision of this Agreement, including, without limitation, paragraph 4.

    (g) By written agreement from time to time, the Parties may specify amounts of power and energy that are to be exchanged pursuant to this Agreement, but that are not to be included in the Delivery Amount for any Year. The price to be paid for the exchange services to be provided by Puget with respect to any such power and energy shall be as set forth in such agreement. Any such agreement (and all of the terms and provisions thereof) shall be subject to the rules, regulations, orders and other requirements, now or hereafter in effect, of all regulatory authorities having jurisdiction over such agreement, the Parties or either of them, including, without limitation, FERC, the Canadian National Energy Board and the British Columbia Ministry of Energy, Mines and Petroleum Resources.

    (h) If at any time during the Term any of the payment amounts set forth in paragraph 6 is changed by order of any governmental or regulatory authority having jurisdiction over this Agreement, the Parties or either of them, and such change is not also pursuant to an amendment of this Agreement as set forth in paragraph 9(a), then either Party may, by written notice to the other Party, reduce to zero (0) the amount of power and energy that each Party would otherwise be obligated prospectively, pursuant to paragraph 3, to make available to the other Party at the Powerex Point of Delivery or at any Puget Point of Delivery, as the case may be. From and after the date of receipt of such notice, neither Party shall be obligated prospectively to make any power or energy available to the other Party pursuant to paragraph 3(a) or 3(b).

    4.     Scheduling

    (a) Powerex shall have the right to preschedule (and otherwise to schedule) power and energy pursuant to this Agreement from and after the date on which Puget has the right to schedule power and energy on the Westside Northern Intertie pursuant to the Westside Northern Intertie Agreement. Powerex shall preschedule all deliveries of power and energy to be made available at the Powerex Point of Delivery pursuant to paragraphs 3(a) and 5 in accordance with the procedures set forth in paragraphs 4(a)(i) and 4(a)(ii) (which procedures may be varied, by the mutual agreement of the Parties' schedulers, in a manner not inconsistent with the other provisions of this Agreement) and otherwise in a manner and at times that would enable Puget to preschedule and schedule power and energy consistent with the provisions relating to scheduling set forth in the Westside Northern Intertie
Agreement:

           (i) Powerex shall, no later than 1100 hours of each Working Day during the Term, (A) notify Puget in writing of the amounts of power and energy (if any) that Powerex anticipates making available to Puget during each hour of the next succeeding Working Day and non-Working Days at the Powerex Point of Delivery and (B) specify in such written notice
     (1) each Puget Point of Delivery at which Powerex requests all or part of the power and energy made available by Powerex at the Powerex Point of Delivery during such hour to be made available by Puget at such Puget Point of Delivery during such hour, (2) the control area to receive such power and energy at each such Puget Point of Delivery and (3) the party to receive such power and energy at each such Puget Point of Delivery.

           (ii) Puget shall, no later than 1200 hours of each Working Day, notify Powerex as to whether, and by what amount (expressed in megawatts):

                  (A) Puget has, pursuant to paragraph 3(c), determined that, for any hour specified in Powerex's notice pursuant to paragraph 4(a)(i) on such Working Day, Puget's available share of the transfer capability of the Westside Northern Intertie during such hour is less than the amount of power and energy that Powerex anticipates making available to Puget during such hour at the Powerex Point of Delivery pursuant to paragraph 3(a); and

                  (B) Puget has, pursuant to paragraph 3(d), determined that, for any hour specified in Powerex's notice pursuant to paragraph 4(a)(i) on such Working Day, the available transfer capability of any Puget Point of Delivery requested by Powerex for such hour is less than the amount of power and energy that Powerex has requested Puget to make available to Powerex at such Puget Point of Delivery during such hour;

     PROVIDED, that Puget shall have no obligation to notify Powerex pursuant to this paragraph 4(a)(ii) if Puget makes neither of the determinations described in paragraphs 4(a)(ii)(A) and 4(a)(ii)(B).

          (iii) If the available transfer capability of any Puget Point of Delivery requested by Powerex for any hour is less than the amount of power and energy that Powerex has requested Puget to make available to Powerex at such Puget Point of Delivery during such hour (the "Requested Amount"), Puget shall notify Powerex of an alternate Puget Point of Delivery and of the hour (as each is determined by Puget) at which Puget shall, following receipt of Powerex's request to do so, make the Requested Amount available to Powerex; provided, that Puget shall not be obligated pursuant to this paragraph to make power and energy available to Powerex at any alternate Puget Point of Delivery to the extent that the cumulative Requested Amount made available to Powerex at all alternate Puget Points of Delivery pursuant to this paragraph would exceed 180,000 megawatt-hours per month or 1,200,000 megawatt-hours per Year.

          (iv) If Puget does not, on any Working Day during the Term, notify Powerex pursuant to paragraph 4(a)(ii) that Puget has made either of the determinations described in paragraphs 4(a)(ii)(A) and 4(a)(ii)(B), then Powerex's preschedule on such Working Day shall be deemed to be the amounts of power and energy set forth in the written notice delivered by Powerex pursuant to paragraph 4(a)(i) on such Working Day with respect to the Powerex Point of Delivery and each Puget Point of Delivery specified in such notice. If Puget does, on any Working Day during the Term, notify Powerex pursuant to paragraph 4(a)(ii) that Puget has made either of the determinations described in paragraphs 4(a)(ii)(A) and 4(a)(ii)(B), then Powerex's preschedule on such Working Day shall be deemed to be the amounts of power and energy set forth in the written notice delivered by Powerex pursuant to paragraph 4(a)(i) on such Working Day with respect to the Powerex Point of Delivery and each Puget Point of Delivery specified in such notice, adjusted downward to reflect any such determination by Puget.

    (b) Powerex may request a change to any amount of power and energy prescheduled, pursuant to paragraph 4(a), to be delivered at the Powerex Point of Delivery or at any Puget Point of Delivery, provided that such request is made by Powerex not later than one (1) hour prior to the hour in which such amount of power and energy was so prescheduled to be delivered. Puget shall endeavor (but shall in no event be obligated) to accept and make deliveries of power and energy in accordance with such request by Powerex. Notwithstanding the foregoing, the entire amount of power and energy requested by Powerex, pursuant to this paragraph 4, to be made available by Puget at all Puget Points of Delivery during any hour shall not exceed the amount of power and energy scheduled, pursuant to this paragraph 4, to be made available to Puget by Powerex at the Powerex Point of Delivery during such hour.

    5.     Exchange Balancing

    The Annual Shortage for any Year (if any) shall, pursuant to the provisions of paragraphs 3 and 4, be made available by Powerex to Puget at the Powerex Point of Delivery within two (2) Years following the end of such Year. The power and energy scheduled (pursuant to paragraph 4) during any Year shall be deemed to be power and energy constituting an Annual Shortage for any previous Year until the entire amount of any Annual Shortage is made available to Puget at the Powerex Point of Delivery. Notwithstanding anything in this Agreement to the contrary, the entire amount of any Annual Shortage shall be made available by Powerex to Puget at the Powerex Point of Delivery (for exchange by Puget to Powerex at one or more Points of Delivery pursuant to paragraph 3) within two (2) years following the expiration of the Term.

    6.     Payments by Powerex; Return of Losses by Powerex

    (a) As compensation to Puget for the exchange service provided by Puget to Powerex pursuant to this Agreement, Powerex shall pay to Puget each calendar month the following amounts:

           (i) With respect to any amount of power and energy that does not constitute all or part of an Annual Shortage,

                  (A) the product of (i) the amount of such power and energy (expressed in megawatt-hours) scheduled and made available by Powerex pursuant to this Agreement and made available by Puget to Powerex at all Puget Points of Delivery during such month, multiplied by (ii) three dollars and fifty cents (US$3.50);

           plus

                  (B) the amount of all incremental costs and expenses (if any) incurred, in Puget's determination, by Puget during such month for transmission, on any transmission system other than Puget's to any Puget Point of Delivery not on Puget's electric system, of such power and energy delivered by Powerex to Puget at the Powerex Point of Delivery during such month; and

           (ii) With respect to any amount of power and energy that does constitute all or part of an Annual Shortage,

                  (A) the product of (i) the amount of such power and energy (expressed in megawatt-hours) made available by Puget to Powerex at all Puget Points of Delivery during such month, multiplied by (ii) three dollars and fifty cents (US$3.50), together with interest thereon accruing at an annual rate equal to Puget's annual weighted average cost of capital with respect to investments by Puget in the Westside Northern Intertie (such rate to be calculated on the basis of a 365- or 366-day year and actual days elapsed and such interest to accrue from, and including, the last day of the Year in which such Annual Shortage was incurred to, but excluding, the date on which such power and energy is delivered by Powerex to Puget at the Powerex Point of Delivery);

           plus

                  (B) the amount of all incremental costs and expenses (if any) incurred by Puget, in Puget's determination, during such month for transmission, on any transmission system other than Puget's to any Puget Point of Delivery not on Puget's electric system, of such power and energy delivered by Powerex to Puget at the Powerex Point of Delivery during such month.

    (b) Not later than thirty (30) days after the end of each calendar month during the Term, Puget shall mail to Powerex a statement showing the amount payable by Powerex pursuant to paragraph 6(a). Powerex shall pay the entire amount of each such statement within twenty (20) days after receipt thereof, such payment to be made in immediately available funds by electronic wire transfer into the account designated from time to time by Puget to Powerex for such purpose. Puget shall, within fifteen (15) days following a written request from Powerex therefor, provide to Powerex such documentation in connection with each such statement as Powerex may reasonably request.

    (c) To compensate Puget for losses incurred in providing transmission service pursuant to this Agreement, Powerex shall make available to Puget at the Powerex Point of Delivery (unless otherwise mutually agreed upon by the Parties) on the corresponding hour one hundred sixty-eight (168) hours later or on another hour mutually agreed upon by the Parties, an amount of power and energy equal to the product of (a) the amount of power and energy (expressed in megawatt-hours) for which exchange service is provided to Powerex by Puget during a given hour pursuant to this Agreement multiplied by
(b) a loss factor of three percent (3%). Puget may review the loss factor in effect from time to time under this Agreement and, no more frequently than once in any Year, determine a revised loss factor to reflect any change in condition that does or would substantially affect losses on Puget's electric system; PROVIDED, however, that any revision to the loss factor pursuant to this Agreement (a) shall be prospective only, (b) shall be made in an equitable manner so as to be consistent with such change in condition and
(c) shall reflect values that (i) represent the current operating conditions on Puget's electric system or (ii) have changed due to a change in Puget's methodology for calculating loss factors acceptable to FERC.

    7.     Limitation of Liability

    (a) Neither Party shall be liable to the other for, or be considered to be in breach or default under this Agreement because of, any delay or failure in performance under this Agreement if such delay or failure is due to any interruption, suspension, curtailment or fluctuation in transmission resulting from any of the following:

           (i) any cause or condition beyond such Party's reasonable control, or which such Party is unable to overcome by the exercise of reasonable diligence (including, but not limited to, failure or threat of failure of facilities or equipment; fire, lightning, flood, earthquake, volcanic activity, wind, storm and other acts of the elements; court order and act, or failure to act, of civil, military or governmental authority; strike, lockout and other labor dispute; epidemic, riot, insurrection, sabotage, war, blockade and other civil disturbance or disobedience; labor or material shortage; act or omission of any person or entity (other than such Party and its contractors or suppliers of any tier or anyone acting on behalf of such Party); and Electric Disturbance originating in or transmitted through such Party's electric system or any electric system with which such Party's system is interconnected); or

           (ii) any action taken by such Party which is, in the judgment of such Party, necessary or prudent to protect the operation, performance, integrity, reliability or stability of such Party's electric system or of any electric system with which such Party's electric system is interconnected, whether such action occurs automatically or manually.

Nothing contained in this Agreement shall be construed to require either Party to settle any strike, lockout or other labor dispute in which it may be involved.

However, if any of the foregoing causes, conditions, actions or events causes either Party to receive an amount of power and energy less than the amount of power and energy to which such Party would be otherwise entitled pursuant to this Agreement, the other Party shall offer to make the difference between such amounts of power and energy available to such Party at the appropriate point of delivery pursuant to this Agreement at such times and in such amounts as may be satisfactory to both of the Parties.

    (b) Neither Puget nor Powerex (either, a "First Party") nor the successors or permitted assigns of the First Party nor the respective directors , officers, employees, agents or representatives of the First Party or its successor or assigns shall be liable to the other Party ("Second Party") for any cost, expense, loss, injury, harm, liability or damages incurred by the Second Party caused by or arising out of any Electric Disturbance that migrates, directly or indirectly, from or through the First Party's electric system (or, in the case of Powerex, the electric system of B.C. Hydro) to the Second Party's electric system (or, in the case of Powerex, the electric system of B.C. Hydro). The Second Party hereby releases the First Party, its successors and assigns, and the respective directors, officers, employees, agents and representatives of the First Party and its successors and assigns (each, a "First Party Beneficiary"), from any such cost, expense, loss, injury, harm, liability or damages, whether or not the same arises or results from or is caused by any negligence of such First Party Beneficiary.

    (c) Neither Party shall be liable to the other Party under this Agreement for any loss of profit, revenues or expectancies or for any incidental, indirect, special, exemplary, punitive or consequential damages. This provision shall apply notwithstanding anything to the contrary set forth in this Agreement.

    (d) The provisions of this paragraph 7 shall apply to the fullest extent permitted by applicable law and notwithstanding the provisions of any other paragraph or section of this Agreement; provided, however, that the benefits of this paragraph 7 shall not extend to either Party to the extent that such Party is prevented by federal, state or local law from complying with any of the provisions of this paragraph 7.

    8.     Notices

    Any notice, request, authorization, direction or other communication (except for any communication between the Parties' schedulers pursuant to paragraph 4) under this Agreement shall be given in writing and shall be delivered in person, by first-class U.S. mail (stamped with the required postage) or by telecopy, properly addressed to the intended recipient as follows:


     If to Puget:

     Puget Sound Power & Light Company
     P.O. Box 97034
     Bellevue, Washington  98009-9734
     Attention:   Vice President Power Planning
     Telecopy:  (206) 462-3175

     If to Powerex:

     British Columbia Power Exchange Corporation
     Suite 2210
     666 Burrard Street
     Vancouver, B.C., Canada  V6C 2X8
     Attention:  Vice President Development
     Telecopy:  (604) 891-5015

Any such notice, request, authorization, direction or other communication delivered pursuant to this paragraph 8 in person or by mail shall be deemed to be delivered to the recipient Party upon receipt, and any such notice, request, authorization, direction or other communication delivered pursuant to this paragraph 8 by telecopy shall be deemed delivered to the recipient Party upon electronic confirmation of receipt. Either Party may change its address specified above by giving the other Party notice of such change in accordance with this section 8.

    9.     Miscellaneous

    (a) Amendments. No amendment or modification of this Agreement shall be valid unless set forth in a written agreement hereafter entered into by Powerex and Puget.

    (b) Nonwaiver. The failure of either Party to insist upon or enforce strict performance by the other Party of any provision of this Agreement or to exercise any right under this Agreement shall not be construed as a waiver or relinquishment to any extent of such Party's right to assert or rely on any such provision or right in that or any other instance; rather, the same shall be and shall remain in full force and effect. Any waiver at any time by either Party of any of its rights under this Agreement in a particular circumstance or instance shall not constitute a waiver thereof in any other circumstance or instance.

    (c) Headings. The paragraph and section headings used in this Agreement are for convenience of reference only and shall not be used or construed to define, interpret, expand or limit any of the terms or provisions of this Agreement.

    (d) Transfer of Interests. Neither Party shall sell, assign, encumber, dispose of or otherwise transfer (voluntarily, or by operation of law or otherwise) this Agreement or any right, interest or benefit under this Agreement without the prior written consent of the other, which consent shall not be unreasonably denied, delayed or withheld; PROVIDED, however, that
(a) Powerex hereby consents to any such sale, assignment, encumbrance, disposition or transfer by Puget to (i) a successor in operation of all or substantially all of the electric utility properties of Puget or (ii) any holder (or the trustee of any holder) of the debt of Puget pursuant to the terms of a mortgage, trust, security agreement, indenture or other instrument of indebtedness to which Puget and such holder (or such trustee) are parties, as security for bonds or other indebtedness of Puget, past or future, and
(b) Puget hereby consents to the assignment by Powerex to any third party of Powerex's right pursuant to this Agreement to receive and take delivery of power and energy at any Puget Point of Delivery, provided that such third party is a scheduling utility that operates its own control area at such Puget Point of Delivery. Neither the pledge, mortgage or grant of any lien for security by Puget of any of its rights in this Agreement or any right, interest or benefit that Puget may have under this Agreement, nor the execution of a pledge, mortgage, security agreement, indenture or trust deed or a judicial or foreclosure sale made thereunder, shall be deemed a voluntary transfer within the meaning of this paragraph 9(d). No assignment by either Party shall relieve or release it to any extent of any of its obligations hereunder. Subject to the foregoing restrictions, this Agreement shall be fully binding upon, inure to the benefit of and be legally enforceable by the Parties and their respective successors, assigns and legal representatives.

    (e) Severability. The invalidity or unenforceability of any provision of this Agreement shall not affect the other provisions hereof, and this Agreement shall be construed in all respects as if such invalid or unenforceable provision were omitted.

    (f) Implementation. Each Party shall take such action (including, but not limited to, the execution, acknowledgment and delivery of documents) as may reasonably be requested by the other Party for the implementation and continuing performance of this Agreement.

    (g) Relationship of Parties. Nothing contained in this Agreement shall be construed to create an agency, association, joint venture, trust or partnership, or impose an agency, trust or partnership covenant, obligation or liability on or with regard to either of the Parties. Each Party shall be individually responsible for its own covenants, obligations and liabilities under this Agreement. All rights and obligations of the Parties are several, not joint. No Party shall be deemed to control, to be under the control of, or to be the agent of, the other Party.

    (h) No Dedication of Facilities. No undertaking by one Party to the other Party under any provision of this Agreement shall constitute the dedication of the electric system or any portion thereof of the undertaking Party to the public or to such other Party, and it is understood and agreed that any such undertaking under any provision of this Agreement by a Party shall cease upon the termination, cancellation or completion of such Party's obligations under this Agreement.

    (i) No Retail Services. Nothing contained in this Agreement shall grant any rights to, or obligate either Party to provide, any services hereunder directly to or for retail customers of the other Party.

    (j) No Third-Party Beneficiaries. There are no third-party beneficiaries of this Agreement. This Agreement shall not be construed to create rights in, or to grant remedies to, any third party as a beneficiary of this Agreement or of any duty, obligation or undertaking established herein. No action may be commenced or prosecuted against either Party by any third party claiming as a third-party beneficiary of this Agreement or the transactions contemplated by this Agreement. This Agreement shall not release or discharge any liability of any third party to either Party or give any third party any right of subrogation or action over against either Party.

    (k) Survival. Paragraphs 5, 6, 7 and all other provisions of this Agreement that may reasonably be interpreted or construed as surviving the termination, cancellation or expiration of this Agreement shall survive the termination, cancellation or expiration of this Agreement.

    (l) Governing Law. The rights and obligations of each Party under this Agreement shall in all respects, including all matters of construction, validity and performance, be governed by and construed in accordance with the laws of the State of Washington (without reference to any rules governing conflict of laws), except to the extent such laws may be preempted by the laws of the United States of America.

    (m) Judgments and Determinations. Whenever it is provided in this Agreement that either Party shall determine or make a determination or judgment, or that any action, determination or judgment shall be in such Party's determination or judgment, the exercise of such determination or judgment shall be made solely by such Party and shall be final and not subject to challenge, so long as such Party exercises its determination or judgment in good faith and not arbitrarily or capriciously.

    (n) Regulatory Matters. This Agreement is subject to the rules, regulations, orders and other requirements, now or hereafter in effect, of all regulatory authorities having jurisdiction over this Agreement, the Parties or either of them, including, without limitation, FERC, the Canadian National Energy Board and the British Columbia Ministry of Energy, Mines and Petroleum Resources. The rates for services specified herein shall remain in effect during the Term and shall not be subject to change through application by either party to FERC pursuant to the provisions of Section 205 of the Federal Power Act absent the written agreement of both of the Parties. The word "rates" as used in this paragraph 9(n) means a statement of services as provided in this Agreement, rates and charges for or in connection with those services, and all classifications, practices, rules, regulations or contracts, including but not limited to this Agreement, which may in any manner affect or relate to such services, rates and charges.

    (o) Currency. All denominations of currency set forth in this Agreement are in United States dollars.

    (p) Interpretation of Ambiguities; Entire Agreement. Each provision of this Agreement is the product of negotiation between the Parties. Any rule of interpreting ambiguities against the interests of the drafting party shall not be applied in resolving any dispute over the meaning of any provision of this Agreement or the intent of the Parties with respect to such provision. This Agreement constitutes, on and as of the date hereof, the entire agreement of the Parties with respect to the subject matter hereof, and all prior agreements, whether written or oral, between the Parties with respect to the subject matter hereof are hereby superseded in their entireties.

                          PUGET SOUND POWER & LIGHT COMPANY

                          By _____________________________
                            J. R. Lauckhart
                            Vice President Power Planning
                          Date Signed ______________________

                          BRITISH COLUMBIA POWER EXCHANGE CORPORATION

                          By _____________________________

                          Its _____________________________
                          Date Signed ______________________
                                EXHIBIT A
                      TO POWER EXCHANGE AGREEMENT

Puget Points of Delivery                Potential Scheduling Utilities


Colstrip Project 500 kV Bus             The Montana Power Company
                                        The Washington Water Power Company
                                        Portland General Electric Company
BPA Garrison Substation                 The Montana Power Company
                                        The Washington Water Power Company
                                        PacifiCorp
                                        Portland General Electric Company
                                        Bonneville Power Administration
Mid Columbia                            The Washington Water Power Company
                                        Portland General Electric Company
                                        PacifiCorp
                                        Grant County PUD
                                        Chelan County PUD
                                        Douglas County PUD
                                        Seattle City Light
                                        Tacoma City Light
                                        Bonneville Power Administration
Centralia                               PacifiCorp
                                        Portland General Electric Company
                                        The Washington Water Power Company
                                        Bonneville Power Administration
                                        Seattle City Light
                                        Tacoma City Light
Puget Starwood Substation               Tacoma City Light

Puget Maple Valley Substation           Seattle City Light
                                        Bonneville Power Administration

Seattle City Light Bothell Substation   Seattle City Light

Rocky Reach Substation (230 kV)         Bonneville Power Administration

BPA Vantage Substation (230 kV)         Bonneville Power Administration

BPA Bellingham Substation (115 kV)      Bonneville Power Administration

BPA Covington Substation (230 kV)       Bonneville Power Administration

BPA Custer Substation (230 kV)          Bonneville Power Administration

BPA C. W. Paul Substation (500 kV)      Bonneville Power Administration

BPA Monroe Substation (230 kV)          Bonneville Power Administration

Puget Sedro Woolley Substation (230kV)  Bonneville Power Administration

Sedro Woolley Tap (230 kV)              Bonneville Power Administration

Puget White River Substation (230 kV)   Bonneville Power Administration